Exhibit 4.6

DESCRIPTION OF SECURITIES
References to “Broadridge” and the “Company” herein are, unless the context otherwise indicates, only to Broadridge Financial Solutions, Inc. and not to any of its subsidiaries.
Description of Capital Stock
General
The following is a summary of information concerning capital stock of Broadridge. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s Certificate of Incorporation (“Charter”) and Amended and Restated By-laws, amended as of August 6, 2019 (the “By-laws”), and are entirely qualified by these documents.
Common Stock
Shares Outstanding. The Company is authorized to issue up to 650 million shares of common stock, par value $.01 per share (the “Common Stock”).
Dividends. Subject to prior dividend rights of the holders of any shares of preferred stock of the Company (“Preferred Stock”), holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Company’s Board of Directors (the “Board”) out of funds legally available for that purpose. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.
Voting Rights. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of Common Stock do not have cumulative voting rights. This means a holder of a single share of Common Stock cannot cast more than one vote for each position to be filled on the Board. It also means the holders of a majority of the shares of Common Stock entitled to vote in the election of directors can elect all directors standing for election and the holders of the remaining shares will not be able to elect any directors.
Other Rights. In the event of any liquidation, dissolution or winding up of the Company, after the satisfaction in full of the liquidation preferences of holders of any shares of Preferred Stock, holders of shares of Common Stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of Common Stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of Common Stock are not currently entitled to pre-emptive rights.
Fully Paid. The issued and outstanding shares of Common Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of Common Stock that the Company may issue in the future will also be fully paid and non-assessable.
Preferred Stock
The Company is authorized to issue up to 25 million shares of Preferred Stock from time to time in one or more series and with such rights and preferences as determined by the Board with respect to each series.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law
Some provisions of Delaware law, the Charter and By-laws could make the following more difficult:

•	acquisition of the Company by means of a tender offer,

•	acquisition of the Company by means of a proxy contest or otherwise, or

•	removal of the Company’s incumbent officers and directors.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.
Size of Board and Vacancies
The By-laws provide that the Board will have one or more members, which number will be determined by resolution of the Board. Directors are elected at each annual meeting of stockholders by the vote of majority shares present. Any director may be removed at any time, with or without cause, upon the affirmative vote of holders of a majority of the outstanding shares of Common Stock. Newly created directorships resulting from any increase in the Company’s authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, removal from office or other cause may be filled by the majority vote of the Company’s remaining directors in office, or by the sole remaining director, or by a majority vote of the Company’s stockholders at a special meeting called for that purpose. If at such special meeting no person nominated to fill the vacancy receives a majority of such votes, then such vacancy will be filled by the majority of remaining directors in office.
Elimination of Stockholder Action by Written Consent
The Charter eliminates the right of the Company’s stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of the Company’s stockholders.
Stockholder Meetings
Under the By-laws, only the Company’s chairman, chief executive officer, the Board and the Secretary may call special meetings of the Company’s stockholders. Stockholders who in the aggregate beneficially own at least 20% of the voting power of all outstanding shares of common stock of the Company may call a special meeting of the Company’s stockholders through the Secretary upon proper written request to the Secretary.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The By-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the Board or a committee of the Board.

Delaware Anti-takeover Law
The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.
No Cumulative Voting
Neither the Charter nor By-laws provide for cumulative voting in the election of directors.
Undesignated Preferred Stock
The authorization of the Company’s undesignated Preferred Stock makes it possible for the Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.
Transfer Agent and Registrar
Our transfer agent and registrar is Broadridge Issuer Solutions.
New York Stock Exchange Listing
The Common Stock is listed on the New York Stock Exchange under the ticker symbol “BR.”
Description of Debt Securities
General
The Company currently has an effective registration statement on Form S-3 (File No.: 333-212143), which was filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2016 (the “Current Registration Statement”) and covers issuances of the Company’s debt securities. The debt securities are direct obligations of Broadridge and rank equally and ratably in right of payment with other indebtedness of Broadridge that is not subordinated. The debt securities are governed by an indenture dated May 29, 2007 between the Company and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented by the applicable supplemental indenture governing a particular series of debt securities (the “Indenture”). The discussion of the material provisions of the indenture, the debt securities and the material terms of a particular series of debt securities are subject to and are qualified in their entirety by reference to all of the provisions of the indenture.
The Base Indenture does not limit the aggregate principal amount of debt securities that may be issued under it. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series. The terms of each series of debt securities will be established by or pursuant to a resolution of the Board and set forth or determined in the manner provided in an officer's certificate or by a supplemental indenture.
Unless otherwise indicated, currency amounts referenced herein are stated in United States dollars.
The debt securities are issuable only in fully registered form, without coupons, or in the form of one or more global debt securities. The debt securities are issuable only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement of a particular series of debt securities.
Unless otherwise indicated in the applicable prospectus supplement of a particular series of debt securities, principal of and interest and premium, if any, on the debt securities will be payable at the Company’s office or agency maintained for this purpose within New York City, or, at the Company’s option, payment of interest on the debt securities may be made by check mailed to the holders of the debt securities at their respective addresses set forth in the register of holders of debt securities. Unless otherwise indicated in the applicable prospectus supplement of a particular series of debt securities, the trustee initially will be a paying agent and registrar under the indenture. The Company may act as paying agent or registrar under the indenture.
Unless otherwise indicated in the applicable prospectus supplement of a particular series of debt securities, interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and interest will not accrue for the intervening period.
The Company currently has the following series of senior notes issued and outstanding:

•	3.950% Senior Notes due 2020 (the “2020 Notes”), issued pursuant to the registration statement on Form S-3 filed with the SEC on August 8, 2013 (Filed No. 333-190470); and

•	3.400% Senior Notes due 2026 (the “2026 Notes” and together with the 2020 Notes, the “Notes”), issued pursuant to the Current Registration Statement.
Certain Covenants
The indenture governing the terms of the debt securities will contain the following principal covenants:
Limitation on Liens
Broadridge will not, and will not permit any Significant Subsidiary to, create, incur, assume or permit to exist any lien on any property or asset (including the capital stock of any subsidiary), to secure any indebtedness of Broadridge, any Significant Subsidiary or any other person without securing the debt securities of each series equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, subject to certain exceptions. Exceptions include:

•	liens existing on the date of the creation of the debt securities of such series;

•	liens on assets or property of a person at the time it becomes a subsidiary securing only indebtedness of such person; provided such indebtedness was not incurred in connection with such person or entity becoming a subsidiary and such liens do not extend to any assets other than those of the person becoming a subsidiary;

•
liens existing on assets created at the time of, or within 18 months after, the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets;

•
liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien is limited to all or part of substantially the same property which secured the lien extended, renewed or replaced, the amount of indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding) and the indebtedness so secured does not exceed the fair market value (as determined by the Board) of the assets subject to such liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be;

•	liens on property incurred in permitted sale and leaseback transactions (except in the case of the Notes);

•	liens in favor of only Broadridge or one or more subsidiaries granted by Broadridge or a subsidiary to secure any obligations owed to Broadridge or a subsidiary of Broadridge;

•
liens on assets of any subsidiary of Broadridge registered as a “broker” or a “dealer” as such terms are defined in Sections 3(a)(4) and (5) of the Exchange Act of 1934 (the “Exchange Act”) created or otherwise arising in the ordinary course of such subsidiary’s business;

•	liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by Broadridge or any Significant Subsidiary in the ordinary course of business;

•	liens in favor of the trustee granted in accordance with the indenture; and

•
liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions permitted under “—Limitation on Sale and Leaseback Transactions” below, do not exceed the greater of (i) 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the lien and (ii) $50 million (or in the case of the Notes, $100 million).

Limitation on Sale and Leaseback Transactions
Broadridge will not, and will not permit any Significant Subsidiary to, enter into any arrangement with any person pursuant to which Broadridge or any Significant Subsidiary leases any property that has been or is to be sold or transferred by Broadridge or the Significant Subsidiary to such person (a “Sale and Leaseback Transaction”), except that a sale and leaseback transaction is permitted if Broadridge or such Significant Subsidiary would be entitled to incur indebtedness secured by a lien on the property to be leased (without equally and ratably securing the outstanding debt securities of any series) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “Attributable Debt”).
In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:

•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

•	leases between only Broadridge and a subsidiary of Broadridge or only between subsidiaries of Broadridge;

•
leases where the proceeds are at least equal to the fair market value (as determined by the Board) of the property and Broadridge applies within 180 days after the sale of an amount equal to the greater of the net proceeds of the sale or the attributable debt associated with the property to the retirement of long-term secured indebtedness; and

•
leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Limitation on Consolidation, Merger and Sale of Assets
Broadridge may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of its property and assets substantially as an entirety to another entity unless:

•
(1) Broadridge is the surviving or continuing corporation or (2) the successor entity, if other than Broadridge, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes by supplemental indenture all of Broadridge’s obligations under the debt securities of all series and the indenture;

•
immediately after giving effect to the transaction, no event of default (as defined below), and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

•
if, as a result of any consolidation, merger, sale or lease, conveyance or transfer described in this covenant, properties or assets of Broadridge would become subject to any lien which would not be permitted by the asset lien restriction described above without equally and ratably securing the debt securities of each series, Broadridge or such successor person, as the case may be, will take the steps as are necessary to secure effectively the debt securities of such series equally and ratably with, or prior to, all indebtedness secured by those liens as described above.

In connection with any transaction that is covered by this covenant, Broadridge must deliver to the trustee an officer’s certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture.
In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, Broadridge under the indenture and, subject to the terms of the indenture, Broadridge will be released from the obligation to pay principal and interest on the debt securities and all obligations under the indenture.
Events of Default
Each of the following is an “event of default” under the indenture with respect to the debt securities of any series (unless otherwise indicated):

(1)	a failure to pay principal of or premium, if any, on the debt securities of such series when due at its stated maturity date, upon optional redemption or otherwise;

(2)
in the case of the Notes, a failure by Broadridge to repurchase the applicable Notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth below under “The Notes—Purchase of Notes Upon a Change of Control Repurchase Event”;

(3)	a default in the payment of interest on the debt securities of such series when due, continued for 30 days;

(4)	certain events of bankruptcy, insolvency or reorganization involving Broadridge;

(5)	a default in the performance, or breach, of Broadridge's obligations under the “—Limitation on Consolidation, Merger and Sale of Assets” covenant described above;

(6)
a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (5) immediately above or any other covenant or warranty a default in which is elsewhere dealt with in the indenture) for 60 days after a Notice of Default (as defined below) is given to Broadridge; and

(7)
(a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Broadridge (other than indebtedness of Broadridge owing to any of its subsidiaries) outstanding in an amount in excess of $75 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness of Broadridge (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $75 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 7(a) or (b) ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.

No event of default with respect to a single series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities.
A default under clause (5) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series notify Broadridge of the default and Broadridge does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”
Broadridge shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Broadridge is taking or proposes to take with respect thereto.
If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Broadridge) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare, by notice to Broadridge in writing (and to the trustee, if given by the holders of the debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the outstanding debt securities of such series, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Broadridge shall occur, such amount with respect to all the outstanding debt securities of such series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the outstanding debt securities of such series. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of outstanding debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the outstanding debt securities of such series if all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the outstanding debt securities of such series, have been cured or waived as provided in the indenture.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of such series, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.
No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)	such holder has previously given to the trustee written notice of a continuing event of default,

(b)
the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and

(c)
the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any debt securities for enforcement of payment of the principal of, and premium, if any, or interest on, such debt securities on or after the respective due dates expressed in such debt securities.
The indenture requires Broadridge to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Broadridge is required to deliver to the trustee a statement specifying such default or event of default.
Definitions
The indenture contains the following defined terms:
“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of Broadridge and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by Broadridge in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by Broadridge) prior to the time as of which “Consolidated Net Tangible Assets” is being determined.
“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture.
“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.
“incur” means issue, assume, guarantee or otherwise become liable for.
“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations (as defined below)) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).
“Non-recourse Obligation” means indebtedness or other obligations substantially related to the financing of a project involving the development or expansion of properties of Broadridge or any direct or indirect subsidiaries of Broadridge, as to which the obligee with respect to such indebtedness or obligation has no recourse to Broadridge or any direct or indirect subsidiary of Broadridge or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended.
“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
Modification and Waiver
Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such amendment (including consents obtained in connection with a tender offer or exchange for the debt securities of such series). Broadridge and the trustee may, without the consent of any holders, change the indenture for any of the following purposes:

•	to evidence the succession of another person to Broadridge and the assumption by any such successor of the covenants of Broadridge under the indenture and the debt securities;

•	to add to the covenants of Broadridge for the benefit of holders of the debt securities or to surrender any right or power conferred upon Broadridge;

•	to add any additional events of default for the benefit of holders of the debt securities;

•
to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to secure the debt securities;

•	to add or appoint a successor or separate trustee;

•	to cure any ambiguity, defect or inconsistency;

•
to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that the interests of the holders of such debt securities are not adversely affected in any material respect;

•	to make any other change that would not adversely affect the holders of the debt securities of such series;

•
to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the Base Indenture or any supplemental indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to conform the Base Indenture to the Description of Debt Securities included in the applicable registration statement filed by the Company with the SEC; and

•	to reflect the issuance of additional debt securities of a particular series as permitted by the indenture.

Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	make any change to the percentage of principal amount of debt securities the holders of which must consent to an amendment, modification, supplement or waiver;

•	reduce the rate of or extend the time of payment for interest on any debt securities;

•	reduce the principal amount or extend the stated maturity of any debt securities;

•
reduce the redemption or repurchase price of any series of debt securities, change the date on which any series of debt securities is subject to redemption or repurchase or add redemption provisions to the debt securities;

•	make any debt securities payable in money other than that stated in the indenture or the debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities; or

•	make any change in the ranking or priority of any debt securities that would adversely affect the holder of such debt securities.

The holders of at least a majority in principal amount of the outstanding debt securities may waive compliance by Broadridge with certain restrictive provisions of the Base Indenture with respect to the debt securities. The holders of at least a majority in principal amount of the outstanding debt securities may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security.
Defeasance
Broadridge at any time may terminate all its obligations with respect to the debt securities of any series and the indenture (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of such series. Broadridge at any time may also terminate its obligations with respect to the debt securities of any series under the covenants described under “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” and under clause (5) under “—Events of Default,” the provisions which termination is referred to herein as “covenant defeasance.” Broadridge may exercise its legal defeasance option with respect to any series of debt securities notwithstanding its prior exercise of its covenant defeasance option with respect to such series of debt securities.
If Broadridge exercises its legal defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default with respect thereto. If Broadridge exercises its covenant defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default specified in clauses (5) and (6) under “—Events of Default.”
The legal defeasance option or the covenant defeasance option with respect to the debt securities of any series may be exercised only if:

(a)
Broadridge irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the debt securities being defeased to maturity;

(b)
no default or event of default with respect to the debt securities of such series has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit;

(c)	in the case of the legal defeasance option, Broadridge delivers to the trustee an opinion of counsel stating that:

(1)	Broadridge has received from the Internal Revenue Service a ruling, or

(2)
since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(d)
in the case of the covenant defeasance option, Broadridge delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(e)
Broadridge delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of any series have been complied with as required by the indenture.

Discharge
When (i) Broadridge delivers to the trustee all outstanding debt securities of any series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of any series have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Broadridge irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of such series, including interest thereon, and if in either case Broadridge pays all other sums related to the debt securities of such series payable under the Base Indenture by Broadridge, then the Base Indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the debt securities of such series on demand of Broadridge accompanied by an officer's certificate and an opinion of counsel of Broadridge.
Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

The Notes
Selected provisions of the Notes are summarized below. This summary supplements and, to the extent it is inconsistent, replaces the description of the debt securities under the caption “Description of Debt Securities⸻General” above. The following summary of provisions of the 2026 Notes Indenture (as defined below), the 2020 Notes Indenture (as defined below and together with the 2026 Notes, the “Notes Indentures”) and the Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Notes Indentures, including definitions therein of certain terms and provisions made a part of the applicable Notes Indenture by reference to the Trust Indenture Act. Capitalized terms used and not defined in this section have the meanings specified in the applicable Notes Indenture.
General
The 2020 Notes were issued under the Base Indenture, as supplemented, and as further supplemented to reflect certain terms of the 2020 Notes by a second supplemental indenture dated as of August 21, 2013 (the “second supplemental indenture” and, together with the Base Indenture, the “2020 Notes Indenture”). As of June 30, 2019, approximately $400 million principal amount of the 2020 Notes were outstanding.
The 2026 Notes were issued under the Base Indenture, as supplemented, and as further supplemented to reflect certain terms of the 2026 Notes by a third supplemental indenture dated as of June 27, 2016 (the “third supplemental indenture” and, together with the Base Indenture, the “2026 Notes Indenture”). As of June 30, 2019, approximately $500 million principal amount of the 2026 Notes were outstanding.
The Notes have the following basic terms:

•	the Notes are senior unsecured obligations of Broadridge and rank equally in right of payment with all other existing and future unsecured and unsubordinated debt obligations of Broadridge;

•	the Notes are obligations exclusively of Broadridge and are not guaranteed by any of its subsidiaries;

•
the 2020 Notes are initially limited to $400.0 million aggregate principal amount and the 2026 Notes are initially limited to $500.0 million aggregate principal amount (each series is subject to the rights of Broadridge to issue additional Notes as described under “—Further Issuances” below);

•	the 2020 Notes accrue interest at a rate of 3.950% per year and the 2026 Notes accrue interest at a rate of 3.400% per year;

•
interest accrues on the 2020 Notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the 2020 Notes), payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2014;

•
interest accrues on the 2026 Notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the 2026 Notes), payable semiannually in arrears on June 27 and December 27 of each year, beginning on December 27, 2016;

•	the 2020 Notes will mature on September 1, 2020 and 2026 Notes will mature on June 27, 2026, unless, in each case, redeemed or repurchased prior to the applicable maturity date;

•	Broadridge may redeem the Notes, in whole or in part, at any time at its option as described under “—Optional Redemption” below;

•
Broadridge may be required to repurchase the Notes in whole or in part at the option of the applicable holders in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes Upon a Change of Control Repurchase Event” below;

•	the Notes are issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•
the Notes are represented by one or more global notes registered in the name of a nominee of DTC (as defined below), but in certain circumstances may be represented by Notes in definitive form (see “—Book-entry; Delivery and Form; Global Notes” below); and

•	the Notes are exchangeable and transferable at the office or agency of Broadridge maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest on each 2020 Notes will be paid to the person in whose name that note is registered at the close of business on February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on each 2026 Notes will be paid to the person in whose name that note is registered at the close of business on June 12 or December 12, as the case may be, immediately preceding the relevant interest payment date.
If any interest or other payment date of a Note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.
The Notes are not subject to any sinking fund.
Broadridge may, subject to compliance with applicable law, at any time purchase Notes in the open market or otherwise.
Payment and Transfer or Exchange
Principal of and premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency maintained by Broadridge for such purpose (which initially will be the corporate trust office of the trustee located at 21 South Street, 3rd Floor, Morristown, New Jersey 07960). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the Notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Broadridge, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of Notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.
A holder may transfer or exchange any certificated notes in definitive form at the office or agency of Broadridge maintained for such purposes (which initially will be at the same location set forth in the preceding paragraph). No service charge will be made for any registration of transfer or exchange of Notes, but Broadridge may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Broadridge is not required to transfer or exchange any Note selected for redemption during a period of 15 days before mailing of a notice of redemption of Notes to be redeemed.
The registered holder of a Note will be treated as the owner of that Note for all purposes.
All amounts of principal of and premium, if any, and interest on the Notes paid by Broadridge that remain unclaimed two years after such payment was due and payable will be repaid to Broadridge, and the holders of such Notes will thereafter look solely to Broadridge for payment.
Ranking
The Notes are senior unsecured obligations of Broadridge and rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Broadridge and any amounts outstanding under the Company’s revolving credit facility (the “Credit Facility”). As of June 30, 2019, Broadridge had approximately $1.5 billion of senior unsecured indebtedness outstanding.
The Notes effectively rank junior in right of payment to all existing and future secured indebtedness of Broadridge to the extent of the assets securing such indebtedness, and to all existing and future liabilities of its subsidiaries, including indebtedness and trade payables. As of June 30, 2019, Broadridge did not have any outstanding secured indebtedness.

Broadridge is a holding company with no material assets and derives substantially all of its operating income and cash flow from its subsidiaries. Therefore, Broadridge’s ability to make payments when due to the holders of the Notes is dependent upon the receipt of sufficient funds from its subsidiaries. In addition, Broadridge Business Process Outsourcing, LLC, a wholly owned subsidiary of Broadridge, is a registered broker-dealer and is therefore subject to the SEC’s net capital rule, which specifies minimum net capital requirements for registered broker-dealers and prohibits payments of dividends if such payment would reduce the broker-dealer’s net capital below required levels. The net capital rule could restrict Broadridge’s ability to withdraw capital from its broker-dealer subsidiary which in turn could limit its ability to make payments when due to holders of the Notes. Further, claims of creditors of Broadridge's subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Broadridge’s creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of Broadridge's subsidiaries. As of June 30, 2019, the Company’s subsidiaries had approximately $2.8 billion in liabilities and no outstanding preferred stock.
Optional Redemption
Broadridge may redeem the 2020 Notes at its option at any time, either in whole or in part upon at least 30 days, but not more than 60 days, prior notice given by mail to the registered address of each Holder of the 2020 Notes to be redeemed.  With respect to the 2026 Notes, prior to March 27, 2026 (three months prior to the maturity date of the 2026 Notes) (the “Par Call Date”), Broadridge may redeem the 2026 Notes at its option at any time, either in whole or in part upon at least 30 days, but not more than 60 days, prior notice given by mail to the registered address of each holder of the 2026 Notes to be redeemed.
If Broadridge elects to redeem the Notes, it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the aggregate principal amount of the applicable Notes to be redeemed on the redemption date; or

•	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, Broadridge will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 0.30%.
In addition, with respect to the 2026 Notes only, at any time and from time to time, on or after the Par Call Date, Broadridge may redeem the 2026 Notes at its option, either in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the 2026 Notes to be redeemed on the redemption date, plus accrued and unpaid interest on such Notes to, but excluding, the redemption date.
The following terms are relevant to the determination of the redemption price.
“Treasury Rate” means, with respect to any redemption date for a series of the Notes:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for such series of Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

•
if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
“Independent Investment Banker” means one of J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC or their respective successors, as may be appointed from time to time by Broadridge.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of three Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Reference Treasury Dealer” means with respect to the 2026 Notes, each of (1) J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, or

their affiliates, and their respective successors, (2) one primary U.S. Government securities dealer in New York City (a “primary treasury dealer”) selected by Mitsubishi UFJ Securities (USA), Inc. and its successors and (3) one other primary treasury dealer selected by Broadridge and its successors; and with respect to the 2020 Notes each of (1) J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, or their affiliates, and their respective successors, (2) one primary treasury dealer selected by Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC, and their respective successors and (3) one other primary treasury dealer selected by Broadridge and its successor; provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, we shall substitute therefor another primary treasury dealer.
“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.
A partial redemption of the Notes may be effected by such method as the trustee may deem fair and appropriate and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the Notes or any integral multiple thereof) of the principal amount of Notes of a denomination larger than the minimum authorized denomination for the Notes.
Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.
Unless Broadridge defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes, or portions thereof, called for redemption. On or before the redemption date, Broadridge will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.
Purchase of Notes Upon a Change of Control Repurchase Event
If a change of control repurchase event occurs, unless Broadridge has exercised its right to redeem Notes as described above, Broadridge will be required to make an offer to each holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder's Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on Notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Broadridge, prior to any change of control, but after the public announcement of the change of control, Broadridge will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Broadridge will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Notes, Broadridge will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of Notes by virtue of compliance with such securities laws or regulations.
On the repurchase date following a change of control repurchase event, Broadridge will, to the extent lawful:

(1)	accept for payment all the applicable Notes or portions of applicable Notes properly tendered pursuant to its offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the applicable Notes or portions of applicable Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by Broadridge.

The paying agent will promptly mail to each holder of Notes properly tendered the purchase price for Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.
Broadridge will not be required to make an offer to repurchase Notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Broadridge and such third party purchases all Notes properly tendered and not withdrawn under its offer.
The change of control repurchase event feature of Notes may in certain circumstances make more difficult or discourage a sale or takeover of Broadridge and, thus, in the case of the 2020 Notes, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between Broadridge and the underwriters. Broadridge has no present intention to engage in a transaction involving a change of control, although it is possible that Broadridge could decide to do so in the future. Subject to the limitations discussed below, Broadridge could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Broadridge or credit ratings of the Notes. Restrictions on the ability of Broadridge to incur liens, enter into sale and leaseback transactions and consolidate, merge or sell assets are contained in the covenants as described under “—Certain covenants—Limitation on Liens”, “—Certain Covenants—Limitation on Sale and Leaseback Transactions” and “—

Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, the indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a decline in the credit quality of Broadridge or a highly leveraged or similar transaction involving Broadridge.
In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors for purposes of the change of control repurchase event feature in the 2020 Notes without endorsing them at the stockholder meeting or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit the Board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “change of control repurchase event” that would trigger the requirement that Broadridge repurchase the 2020 Notes as described above.
Broadridge may not have sufficient funds to repurchase all the applicable Notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Broadridge may be prohibited from repurchasing the applicable Notes under the terms of its future debt instruments.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Broadridge and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than Broadridge or one of its subsidiaries; (2) the adoption of a plan relating to Broadridge's liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than Broadridge or its subsidiaries, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Broadridge's voting stock or other voting stock into which Broadridge's voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (4) with respect to the 2020 Notes only, the first day on which a majority of the members of the Board are not continuing directors; or (5) Broadridge consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into Broadridge, in any such event pursuant to a transaction in which any of the outstanding voting stock of Broadridge or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of Broadridge outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.
“continuing directors” means, as of any date of determination, any member of the board of directors of Broadridge who (1) was a member of such board of directors on the date of the issuance of the 2020 Notes; or (2) was nominated for election or elected to such board of directors with the approval of at least a majority of the continuing directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., also known as Fitch Ratings, and its successors.
“investment grade” means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's); a rating of BBB– or better by S&P (or its equivalent under any successor rating categories of S&P); a rating of BBB– or better by Fitch (or its equivalent under any successor rating categories of Fitch); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Broadridge.
“Moody’s” means Moody's Investors Service Inc. and its successors.
“rating agency” means (1) each of Moody's, S&P and Fitch; and (2) if any of Moody's, S&P and Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of Broadridge, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by Broadridge (as certified by a resolution of the board of directors of Broadridge) as a replacement for such rating agency.
“ratings event” means the rating of the Notes is lowered by at least two of the three rating agencies and the Notes are rated below investment grade by at least two of the three rating agencies on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing on the earlier of the date of the first public occurrence of a change of control or the date of public notice of an agreement that, if consummated, would result in a change of control and ending 60 days following consummation of such change of control.
“S&P” means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Further Issuances
Broadridge may from time to time, without notice to or the consent of the holders of the 2026 Notes, create and issue additional 2026 Notes having the same terms as, and ranking equally and ratably with, the 2026 Notes in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional 20206 Notes and the first payment of interest following the issue date of such additional 2026 Notes). Such additional 2026 Notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the 2026 Notes and will vote together as one class on all matters with respect to the 2026 Notes.
The same applies to the 2020 Notes.
Defeasance
Broadridge at any time may terminate all its obligations with respect to the Notes and the applicable Notes Indenture (such termination, “Notes legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the applicable Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. Broadridge at any time may also terminate its obligations with respect to the Notes under the covenants described above under “General—Certain Covenants—Limitation on Liens,” “General—Certain Covenants—Limitation on Sale and Leaseback Transactions,” under clause (5) under “General—Events of Default,” and under the provisions described under “—Purchase of Notes Upon a Change of Control Repurchase Event,” the provisions which termination is referred to herein as “Notes covenant defeasance.” Broadridge may exercise its Notes legal defeasance option with respect to the applicable Notes notwithstanding its prior exercise of its covenant defeasance option with respect to such applicable Notes.
If Broadridge exercises its Notes legal defeasance option with respect to the applicable Notes, payment of the applicable Notes may not be accelerated because of an event of default with respect thereto. If Broadridge exercises its Notes covenant defeasance option with respect to the applicable Notes, payment of the applicable Notes may not be accelerated because of an event of default specified in clauses (5) and (6) under “General—Events of Default” described above with respect to the covenants described under “General—Certain Covenants” above and Broadridge will no longer be obligated to make an offer under the “—Purchase of Notes Upon a Change of Control Repurchase Event” provision upon the occurrence of a change of control.
The Notes legal defeasance option or the Notes covenant defeasance option with respect to the applicable Notes may be exercised only if:

(a)
Broadridge irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the debt securities being defeased to maturity,

(b)
no default or event of default with respect to applicable Notes has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit,

(c)	in the case of the Notes legal defeasance option, Broadridge delivers to the trustee an opinion of counsel stating that:

(1)	Broadridge has received from the Internal Revenue Service a ruling, or

(2)
since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred,

(d)
in the case of the Notes covenant defeasance option, Broadridge delivers to the trustee an opinion of counsel to the effect that the holders of the applicable Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(e)
Broadridge delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the applicable Notes have been complied with as required by the applicable Notes Indenture.

Same-day Settlement and Payment
The Notes will trade in the same-day funds settlement system of DTC until the applicable maturity or until Broadridge issues the Notes in certificated form. DTC will therefore require secondary market trading activity in the Notes to settle in immediately available funds. Broadridge can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.
Book-entry; Delivery and Form; Global Notes
The Notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.
Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of Notes represented by interests in a global note will not be entitled to receive their Notes in fully registered certificated form.
DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the

Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
Ownership of Beneficial Interests
Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).
So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the Notes represented by the global note for all purposes under the applicable Note Indenture, the applicable Notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any Notes under the global note. Broadridge understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.
All payments on the Notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.
Broadridge expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Broadridge also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Broadridge, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.
Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
Broadridge expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the applicable Notes as to which such participant or participants has or have given such direction.
Although Broadridge expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Broadridge, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated securities may be issued in exchange for beneficial interests in the global notes under certain circumstances, including (i) if an event of default shall have occurred and be continuing with respect to the applicable Notes, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days or (iii) at any time Broadridge determines, in its sole discretion, that the applicable Notes or portions thereof issued or issuable in the form of one or more global notes shall no longer be represented by such global note. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Broadridge believes to be reliable, but Broadridge does not take responsibility for its accuracy.
Euroclear and Clearstream, Luxembourg
If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, S.A. (“Clearstream,”) or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear,”) in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.
Payments, deliveries, transfers, exchanges, notices and other matters relating to the Notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Broadridge has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, U.S. investors who hold their interests in the Notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.